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UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2008

ALLEGRO BIODIESEL CORPORATION
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(Exact name of registrant as specified in its charter)

Delaware	0-21982	20-5748331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Allegro under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Material Assets

On September 9, 2008, pursuant to the Interest Purchase Agreement dated June 13, 2008, Allegro Biodiesel Corporation (“Allegro”) completed the sale of 100% of the limited liability interests in Vanguard Synfuels, LLC (“Vanguard”) to Consolidated Energy Holdings, LLC (“CEH”) (the “Transaction”). The assets of Vanguard include the biodiesel plant located in Pollock, Louisiana, and represent substantially all of the operating assets of Allegro. The Transaction was approved by a majority of the stockholders of Allegro acting by written consent.

As consideration for the purchase of Vanguard, (i) CEH paid Allegro the sum of $1,000; (ii) assumed approximately $2.9 million in senior secured debt; (iii) assumed approximately $400,000 in trade payables; (iv) assumed obligations of Allegro and/or Vanguard under existing employment agreements with employees of Allegro and of Vanguard and (v) assumed the accrued compensation for certain Allegro employees that has accumulated since our Company-wide expense reduction plan, which was enacted on October 15, 2007. Darrell Dubroc and Tim Collins are members of CEH and officers and directors of Allegro. They resigned their positions with Allegro upon the close of the Transaction effective as of June 13, 2008.

The foregoing description of the Transaction does not purport to be complete and is qualified in its entirety by reference to the description of the terms of the Transaction set forth in Item 1.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2008.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 2.01 above, on September 9, 2008, Darrell Dubroc and Tim Collins tendered their resignations as officers and members of the Board of Directors of Allegro, effective as of June 13, 2008.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

99.1     Press Release issued by Allegro Biodiesel Corporation, dated September 10, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: September 10, 2008

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Bruce Comer
Bruce Comer
Chief Executive Officer